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                                  EXHIBIT 23.2

                         Consent of Independent Auditors



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                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Texas Regional Bancshares, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Texas Regional Bancshares, Inc. of our report dated January 16, 2002, with respect to the consolidated balance sheets of Texas Regional Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Texas Regional Bancshares, Inc.



/s/ KPMG, LLP


Austin, Texas
June 10, 2002